Exhibit 99.1

Turn Therapeutics Reports Interim Analysis Findings and Adaptive Optimization Strategy from Phase 2 GX-03 Trial in Moderate-to-Severe Atopic Dermatitis

92.6% of GX-03-treated subjects achieved a 50% reduction in eczema severity in 4 weeks (EASI-50); 70.4% achieved a 75% reduction in 4 weeks (EASI-75); 44.4% achieved a 90% reduction in 4 weeks (EASI-90); and 51.9% achieved a 90% reduction in 8 weeks (EASI-90)

Interim analysis informed refinement of enrollment criteria, endpoint hierarchy, and overall trial optimization strategy

No treatment-related serious adverse events observed in either treatment group; no treatment-related tolerability issues or discontinuations reported during the interim analysis period

Westlake Village, Calif. – June 1, 2026 – Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted, localized therapies for inflammatory skin diseases, today announced interim analysis findings from the first 50 completed subjects enrolled in its ongoing randomized, double-blind, vehicle-controlled Phase 2 clinical trial evaluating GX-03 in adults with moderate-to-severe atopic dermatitis.

The interim review was conducted under the study’s established independent data monitoring committee (“IDMC”) framework. Upon the advice of the Company’s independent statisticians and clinical and regulatory advisors, including former FDA Commissioner Dr. Stephen Hahn, Turn Therapeutics elected to utilize the completed cohort as an integrated Stage 1 analysis to comprehensively evaluate responder dynamics, endpoint sensitivity, inflammatory burden behavior, and opportunities to optimize the second stage of the trial while enrollment continued. The Company believed that the complexity of atopic dermatitis and the evaluation of efficacy across multiple clinical endpoints and timepoints warranted a broader assessment than conditional probability analysis of a single endpoint to inform trial optimization, future regulatory planning, and better characterize where GX-03 treatment effects appear most visible.

Within the completed interim cohort, 92.6% of GX-03-treated subjects achieved at least a 50% reduction in overall eczema severity within 4 weeks (EASI-50) compared to 65.2% for vehicle-treated subjects. Additional separation was observed across deeper responder thresholds designed to measure near-clearance of disease, including Week 4 EASI-90 responses (90% reduction) of 44.4% for GX-03 versus 30.4% for vehicle, which further increased to 51.9% versus 34.8%, respectively, by Week 8. These findings suggest that a substantial proportion of GX-03-treated subjects experienced rapid and progressively deeper reductions in eczema severity over the course of treatment.

There were no observed or reported treatment-related serious adverse events during the interim analysis period, no treatment-related tolerability concerns reported by subjects, and no treatment-related discontinuations, with GX-03 continuing to demonstrate a favorable safety and tolerability profile.

“What became increasingly apparent during the interim review was the speed with which responses emerged,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “The review identified opportunities to refine enrollment criteria and endpoint selection while providing valuable insight into where GX-03 activity appears most visible. The consistency of response across earlier efficacy measures suggests clinically meaningful improvement may emerge sooner than originally anticipated, which could have important implications for both future regulatory strategy and patient outcomes.”

Skin and inflammatory disease expert Dr. Stephen Bresnick, who recently coauthored a peer-reviewed publication on GX-03 and its role in modulating inflammatory signaling within the skin microenvironment, commented: “In inflammatory skin disease, earlier control can have a meaningful impact on both disease burden and patient quality of life. Seeing rapid responder activity alongside a favorable safety and tolerability profile is encouraging and supports the potential for GX-03 to become an important first-line treatment option if these findings continue to be observed as development progresses.”

The Company is now strategically utilizing the interim findings to optimize the remainder of the trial, including refinement of enrollment criteria to better control for baseline EASI and body surface area involvement in a manner more consistent with comparable atopic dermatitis studies, as well as increased focus on earlier inflammatory burden endpoints following observation of higher-than-anticipated vehicle response within subsets of the study population. Enrollment has continued throughout the interim analysis process and is nearing completion of the originally planned target population. In parallel, the Company is preparing to initiate FDA interactions, including a requested meeting to discuss the evolving regulatory strategy for GX-03 and potential pathways that may support more efficient advancement of the program toward market following successful completion of the trial.

Turn Therapeutics plans to present detailed findings during the Jefferies Global Healthcare conference in New York on June 4, 2026. A live webcast of the presentation may be accessed on the Investors section of the Turn Therapeutics website at https://ir.turntherapeutics.com/news-events/events.

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About GX-03

GX-03 is an investigational extended-release topical formulation designed to provide sustained localized exposure to polyhexanide at the skin surface. GX-03 is being developed as a targeted, localized therapy for inflammatory skin diseases.

About Turn Therapeutics

Turn Therapeutics is a clinical-stage biotechnology company focused on developing targeted, localized therapies for inflammatory and infectious skin diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including statements regarding clinical development plans, optimization of enrollment criteria and endpoints, interpretation of interim clinical observations, expected trial timing, regulatory interactions, and the therapeutic potential of GX-03. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, the availability of additional financing, and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the SEC. All such forward-looking statements speak only as of the date they are made, and Turn undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations / Media Contact

Sasha Damouni
Damouni Group LLC
Sasha@damounigroup.com

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